PASS-THROUGH AGREEMENT

        This Pass-Through Agreement (this “Agreement”) is made this 19th day of August, 2004, between Meritage Hospitality Group Inc., a Michigan corporation, whose address is 1971 East Beltline Ave., N.E., Suite 200, Grand Rapids, Michigan, 49525 (“Meritage”), and Robert E. Schermer, Jr., a Michigan resident, whose address is 475 Golf Road, S.E., Grand Rapids, Michigan 49546 (“Schermer”).

RECITALS

         A.        WHEREAS, Schermer is (i) a member of Meritage’s Board of Directors, (ii) Meritage’s Chief Executive Officer and President, and (iii) the beneficial owner of approximately 873,300 Meritage common shares (approximately 15.8% of outstanding).

         B.        WHEREAS, Meritage, through its affiliate (Wendy’s of Michigan), desires to sell to Gezon Income Properties, LLC, a Michigan limited liability company (“Gezon”), and Gezon desire to acquire from Wendy’s of Michigan, the following assets for total consideration of $1,652,000:

»	2200 28th Street, S.W., City of Wyoming, County of Kent, State of Michigan, containing approximately 1.2 acres (the “28th Street Property”);

»	12393 James Street, Holland Township, County of Ottawa, State of Michigan, containing approximately 2.5 acres (the "James Street Property"); and

»	a Purchase & Sale Agreement dated January 27, 2004, as amended, to purchase real estate located at 8256 Broadmoor Ave., S.E., Caledonia Township, County of Kent, State of Michigan, containing approximately 3.3 acres (the "Caledonia Contract").

         C.        WHEREAS, Meritage, through its affiliates, then intends to lease-back from Gezon, and Gezon will lease to Meritage, (i) a portion of the James Street Property for the operation of a newly constructed O’Charley’s restaurant, and (ii) a portion of the property acquired under the Caledonia Contract for the operation of a newly constructed Wendy’s restaurant.

         D.        WHEREAS, in order to facilitate the above-referenced transactions, Gezon is requiring that Schermer purchase (through a limited liability company of which he owns 50%) an approximate 12.5% ownership interest in Gezon (the “Ownership Interest”) and personally guaranty Gezon’s indebtedness.

         E.        WHEREAS, Schermer’s Ownership Interest in Gezon would make the above-referenced transactions into related party transactions which must be reviewed and approved by Meritage’s Audit Committee.

         F.        WHEREAS, Schermer is willing to purchase the Ownership Interest in Gezon but is doing so primarily to facilitate the transaction from Meritage’s standpoint.

AGREEMENT

        NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.        Pass-Through. Schermer, during the period that Gezon retains any interest in the above-referenced properties, agrees to return or assign to Meritage any proceeds which Schermer receives or is entitled to receive in his capacity as a 12.5% owner of Gezon, but only to the extent such proceeds are above and beyond (a) the equity Schermer has invested into Gezon in connection with the acquisition of the above sites, (b) any interest that is paid by Schermer in connection with his equity investment described in this Paragraph, and (c) any losses incurred by Schermer in connection with his equity investment described in this Paragraph.

         2.        Entire Agreement, Amendments, and Waivers. As it relates to the subject matter herein, this Agreement contains the entire agreement and understanding of the parties, supersedes all prior oral or written agreements (if any) between the parties, and may not be amended or modified except by written consent of both parties.

         3.        Interpretation.

(a)	The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

(b)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)	This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         4.        Notices. All notices hereunder shall be in writing and either delivered personally, by facsimile, or by documentable delivery (such as overnight or express mail delivery like Federal Express). Any such notice shall be deemed given on the date of such delivery.

         5.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        This Agreement has been executed and delivered, and shall be effective, as of the date first set forth above.

MERITAGE HOSPITALITY GROUP INC. /s/James R. Saalfeld James R. Saalfeld Vice President	/s/Robert E. Schermer, Jr. Robert E. Schermer, Jr.